Exhibit 99.1
Community Bankers Trust Corporation Reports First Quarter 2009 Earnings
Tuesday, May 12, 2009
Financial Results for the Quarter:
•	The Company’s FDIC-assisted acquisition of certain assets and liabilities of Suburban Federal Savings Bank on January 30, 2009 resulted in a pre-tax gain of $21.3 million based upon the independent fair value accounting valuations of the assumed assets and liabilities and acquisition costs.

•	Total loans, including Suburban Federal loans, increased $286.7 million, or 54.8%, from December 31, 2008.

•	Total deposits increased $299.0 million, or 37.1%, from December 31, 2008.

•	Total assets increased to $1.3 billion.

•	Net income available to common stockholders was $10.7 million for the first quarter of 2009.

•	Net interest income was $9.0 million for the first quarter of 2009.

•	Allowance for loan losses to total loans increased to 1.43% at March 31, 2009 from 1.33% at December 31, 2008.

•	Provision for loan losses was $5.5 million for the first quarter of 2009.
May 12, 2009 (Glen Allen, Virginia) — Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”)(NYSE Amex: BTC), reported net income available to common stockholders of $10.7 million for the first quarter ended March 31, 2009, or $0.50 per common share. This quarterly income included the recognition of a pre-tax gain of $21.3 million associated with the FDIC-assisted acquisition of certain assets and liabilities of Suburban Federal Savings Bank in Crofton, Maryland (“SFSB”) on January 30, 2009.
With respect to its core banking operations, the Company reported net interest income of $9.0 million for the first quarter of 2009, which included two months of income associated with the Company’s Maryland operations. The Company recorded a provision for loan losses of $5.5 million in the first quarter of 2009, primarily for its Virginia loan portfolio, in recognition of the continuing economic downturn. The Company also reported noninterest expenses of $9.4 million, which included expenses associated with the SFSB transaction.
On May 31, 2008, the Company acquired each of TransCommunity Financial Corporation and BOE Financial Services of Virginia, Inc. in merger transactions. Prior to the May 31, 2008 mergers, the Company had no loans or deposits.
On January 30, 2009, the Bank entered into a purchase and assumption agreement with the FDIC, as receiver, for SFSB. The Bank assumed all deposit liabilities and purchased certain assets of SFSB. The Bank purchased approximately $363 million in loans and other assets and assumed approximately $303 million in core deposits. Under a shared-loss arrangement with the FDIC, the Bank received a discount of $45 million with respect to the assets purchased. SFSB had seven branches operating in the greater Washington/Baltimore metropolitan area, and they are now operating as branches of the Bank.
The $45 million discount resulted in the pre-tax gain of $21.3 million in the first quarter of 2009, after recording purchase accounting adjustments. These accounting adjustments were fair value adjustments to the net assets acquired in the SFSB transaction, including a $21.8 million adjustment with respect to a discount on loans. The pre-tax gain is recorded as negative goodwill on the unaudited consolidated income statements.
Total common shares outstanding at March 31, 2009 were 21,468,455. The March 31, 2009 closing price of $3.40 per share equates to 46.5% of common book value and 70.2% of common tangible book value.
George M. Longest, Jr., President and Chief Executive Officer of the Company stated, “We have been able to take advantage of several opportunities due to the strong capital position of our Company. We are fortunate that we were in a position to act on the November FDIC-assisted transaction with The Community Bank in Georgia and the January FDIC-assisted transaction in Maryland. Both of these transactions involved long standing community banks with core deposits, and that is what made them attractive to us. The gain associated with the SFSB transaction is immediately accretive to our earnings and flows directly into our already strong capital position. In addition, recent hires that we have made have shown our emphasis on building the proper infrastructure to effectively manage the risks of our growing Company in the current economic climate.”
“The Company has recognized the increased risks inherent in its loan portfolio due to the current economic environment. We increased our ratio of allowance for loan losses to total loans to 1.43% at March 31, 2009. Since our mergers on May 31, 2008, our allowance for loan losses to total loans has increased from 1.06% to the current 1.43%. Our level of reserves combined with our shared-loss agreement with the FDIC on the loans acquired at SFSB, the associated write-down to fair value of these loans, and the fair value adjustments on the Virginia portfolio booked on the May 31, 2008 merger date give us what we feel is a strong reserve position against potential losses in the portfolio.”

Business Overview
At March 31, 2009, the Company had total assets of $1.3 billion, an increase of $318.0 million, or 30.90%, from December 31, 2008. Total loans aggregated $810.0 million at March 31, 2009, increasing $286.7 million, or 54.79%, from December 31, 2008. The Company’s securities portfolio increased $46.5 million during the first quarter of 2009, to $339.0 million. The Company had federal funds sold of $34.5 million at March 31, 2009 versus $10.2 million at year-end 2008.
The increase in asset size was primarily due to the SFSB transaction. At March 31, 2009, the Company’s Maryland operations accounted for total loans aggregating $267.8 million, securities aggregating $4.9 million and federal funds sold of $5.2 million. This acquisition comprised the most significant portion of the earning asset growth for the quarter.
The Company is required to account for the effect of market changes in the value of securities available-for-sale (“AFS”) under applicable accounting rules. The market value of the March 31, 2009 securities AFS portfolio was $190.5 million at March 31, 2009.
Total deposits at March 31, 2009 were $1.1 billion, increasing $299.0 million from December 31, 2008. Deposit growth was primarily attributable to the assumption of SFSB’s liabilities, which were concentrated in certificates of deposit. At March 31, 2009, total deposits for the Maryland operations aggregated $296.9 million, of which $221.4 million were time deposits.
The Company’s total loans-to-deposits ratio was 73.28% at March 31, 2009 and 64.90% at December 31, 2008.
Net Income
Net income was $10.9 million for the three months ended March 31, 2009. Net income available to common stockholders, which deducts from net income the dividends and discount accretion on preferred stock, was $10.7 million in the first quarter of 2009, compared with $111,000 for the same period in 2008. Net income available to common stockholders equaled $0.50 per share on a fully diluted basis, versus $0.01 per share on a fully diluted basis for the same period in 2008. Earnings were driven by a gain recorded for the SFSB transaction, which equaled $21.3 million, pre-tax.
Non-accruing loans were $55.7 million at March 31, 2009, or 6.87% of total loans. Total non-accrual loans acquired in the SFSB transaction were $47.7 million, or 85.61%, of the total non-accrual loans for the Company. Loans past due 90 days or more and still accruing interest were $11.2 million at March 31, 2009. Of this amount, $10.0 million, or 89.32%, were loans originated at SFSB. Net charge-offs were $896,000 for the three months ended March 31, 2009.
Net Interest Income
The Company’s results of operations are significantly affected by its ability to manage effectively the interest rate sensitivity and maturity of its interest-earning assets and interest-bearing liabilities. At March 31, 2009, the Company’s interest-earning assets exceeded its interest-bearing liabilities by approximately $115.2 million, compared with a $137.9 million excess at December 31, 2008.
Net interest income was $9.0 million for three months ended March 31, 2009 compared with $405,000 for the same period in 2008.
Net interest margin is net interest income divided by average earning assets. For the three months ended March 31, 2009, the net interest margin was 3.26%. The net interest spread is the difference between the yield on average earning assets and the cost of funds associated with interest-bearing liabilities. For the three months ended March 31, 2009, the net interest spread was 2.97%.
Provision for Loan Losses
The Company’s provision for loan losses was $5.5 million for the first quarter of 2009. The provisions were based on management’s determination to maintain an adequate balance for the Company’s loan loss reserve. Provisions during the quarter were the result of both a reaction to certain downgraded credits and a decision to insulate further the Company from risks associated with the current economic downturn. Most of the provision for loan losses was recorded with respect to loans originated within the Company’s Virginia operations. While the Company acknowledges that there is a material risk with the credit quality of the Maryland loan portfolio, much of the risk has already been factored into the fair value of the loans acquired, as recorded at the time of the transaction, and the FDIC guarantee under the shared-loss arrangements.

Non-Interest Income
For the three months ended March 31, 2009, noninterest income was $22.1 million. Excluding the gain on the SFSB transaction, noninterest income would have been $839,000 for the quarter, compared with $0 in the same period of 2008. Service charges on deposit accounts was $571,000 and other noninterest income was $295,000.
As mentioned above, the Company recorded a gain related to the negative bid for certain assets acquired and liabilities assumed from the SFSB transaction. The pre-tax gain of $21.3 million was the primary contributor towards earnings for the quarter.
Non-Interest Expenses
For the three month period ended March 31, 2009, noninterest expenses were $9.4 million. Salaries and employee benefits were $4.4 million and represented the largest component of this category. Other overhead costs included other operating expenses of $1.9 million, data processing fees of $742,000, professional fees of $700,000, occupancy expenses of $580,000, amortization of intangibles of $456,000, equipment expense of $343,000 and legal fees of $250,000.
Acquisition expenses related to the SFSB transaction were $987,000 for the three months ended March 31, 2009. Of this amount, $576,000 was related to various professional fees paid to complete the transaction. Additionally, legal fees equaled $135,000, conversion for bank card expenses equaled $130,000 and other data processing conversion fees equaled $98,000.
Income Taxes
Income tax expense was $5.3 million for the first quarter of 2009, compared with $74,000 for the same period in 2008. The substantial increase in the income tax expense was the direct result of the gain associated with the SFSB transaction.
Asset Quality
The Company’s asset quality is continually monitored. The allowance for loan losses represents management’s estimate of the amount adequate to provide for potential losses inherent in the loan portfolio. The Company’s management has established an allowance for loan losses that it believes is adequate for the risk of loss inherent in the loan portfolio. Among other factors, management considers the Company’s historical loss experience, the size and composition of the loan portfolio, the value and adequacy of collateral and guarantors, non-performing credits and current and anticipated economic conditions. There are additional risks of future loan losses, which cannot be precisely quantified nor attributed to particular loans or classes of loans. Because those risks include general economic trends, as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and size of the allowance in comparison to peer companies identified by regulatory agencies.
The Company maintains a list of loans that have potential weaknesses that may need special attention. This nonperforming loan list is used to monitor such loans and is used in the determination of the adequacy of the Company’s allowance for loan losses. At March 31, 2009, nonperforming assets totaled $89.5 million. Net charge-offs were $896,000 for the three months ended March 31, 2009.

The following table sets forth selected asset quality data and ratios for the quarter ended:

(dollars in thousands)	March 31, 2009
Nonaccrual loans	$55,673
Loans past due over 90 days	11,193
Other real estate owned	22,672

Total nonperforming assets	$89,538

Balances
Allowance for loan losses	$11,543
Average loans during quarter, net of unearned income	718,104
Loans, net of unearned income	810,029

Ratios
Allowance for loan losses to loans	1.43%
Allowance for loan losses to nonperforming assets	12.89%
Nonperforming assets to loans and other real estate	10.75%
Net charge-offs to average loans, annualized	0.50%
In connection with the SFSB transaction, the Bank entered into two shared-loss agreements with the FDIC with respect to the loan and foreclosed real estate assets purchased. One agreement relates to losses arising from single family one-to-four residential mortgage loans, and one agreement relates to losses arising from other loans and foreclosed real estate.
Under the shared-loss agreements, the FDIC will reimburse the Bank for 80% of all losses, including expenses associated with liquidating and maintaining properties arising from covered loan assets, on the first $118 million of all losses on such covered loans, and for 95% of losses on covered loans thereafter. Under the shared-loss agreements, a “loss” on a covered loan is defined generally as a realized loss incurred through a permitted disposition, foreclosure, short-sale or restructuring of the covered asset. The reimbursements for losses on single family one-to-four residential mortgage loans are to be made monthly until the end of the month in which the 10th anniversary of the closing of the SFSB transaction occurs, and the reimbursements for losses on other loans are to be made quarterly until the end of the quarter in which the fifth anniversary of the closing of the SFSB transaction occurs. The shared-loss agreements provide for indemnification from the first dollar of losses without any threshold requirement. The reimbursable losses from the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the SFSB transaction, January 30, 2009. New loans made after that date are not covered by the shared-loss agreements.
The following table delineates the volume of troubled assets by similar category related to the acquisition of SFSB in Maryland, which are covered in the shared-loss agreements.

	Essex Bank —
(dollars in thousands)	Maryland	% of Total
Nonaccrual loans	$47,664	85.61%
Loans past due over 90 days	9,998	89.32%
Other real estate owned	22,260	98.18%

Total nonperforming assets	$79,922	89.26%

At March 31, 2009, total impaired loans equaled $80.7 million.
Capital
The Company’s ratio of total capital to risk-weighted assets was 19.11% at March 31, 2009. The ratio of Tier 1 Capital to risk-weighted assets was 17.91% at March 31, 2009. The Company’s leverage ratio (Tier 1 capital to average adjusted total assets) was 10.20% at March 31, 2009. These ratios exceed regulatory minimums.

About Community Bankers Trust Corporation
Community Bankers Trust Corporation is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.3 billion in assets, $1.1 billion in deposits, $810 million in loans, and $175 million in capital. Based on the closing stock price on May 7, 2009, of $3.79 per common share, total market capitalization for the Company is $81.4 million.
The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. In Virginia, two offices operate under the name of “Bank of Goochland” and one office each operates under the names of “Bank of Powhatan,” “Bank of Louisa” and “Bank of Rockbridge.” Essex Bank was formerly known as Bank of Essex.
Additional information is available on the Company’s website at www.cbtrustcorp.com.
Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: general economic and market conditions, either nationally or locally; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the quality or composition of the Company’s loan or investment portfolios; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. These factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.
Contact: Bruce E. Thomas
Senior Vice President/Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343

COMMUNITY BANKERS TRUST CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
AT MARCH 31, 2009 AND DECEMBER 31, 2008
(dollars in thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets

Cash and due from banks	$20,863	$10,864
Interest bearing bank deposits	29,571	107,376
Federal funds sold	34,467	10,193

Total cash and cash equivalents	84,901	128,433

Securities available for sale, at fair value	190,513	193,992
Securities held to maturity, at cost (fair value of $145,331 and $94,966, respectively)	143,464	94,865
Equity securities, restricted, at cost	5,016	3,612

Total securities	338,993	292,469

Loans held for sale	386	200
Loans	810,029	523,298
Allowance for loan losses	(11,543)	(6,939)

Net loans	798,486	516,359

Bank premises and equipment	31,854	24,111
Other real estate owned	22,672	223
Bank owned life insurance	6,349	6,300
Core deposit intangibles, net	18,865	17,163
Goodwill	34,285	34,285
Other assets	10,251	9,507

Total assets	$1,347,042	$1,029,050

Liabilities

Deposits:
Noninterest bearing	$60,706	$59,699
Interest bearing	1,044,651	746,649

Total deposits	1,105,357	806,348

Federal Home Loan Bank advances	37,900	37,900
Trust preferred capital notes	4,124	4,124
Other liabilities	24,861	16,992

Total liabilities	$1,172,242	$865,364

Stockholders’ Equity
Preferred stock (5,000,000 shares authorized $0.01 par value; 17,680 shares issued and outstanding)	$17,680	$17,680
Discount on preferred stock	(988)	(1,031)
Warrants on preferred stock	1,037	1,037
Common stock (50,000,000 shares authorized $0.01 par value; 21,468,455 shares issued and outstanding)	215	215
Additional paid in capital	144,572	145,359
Retained earnings	11,622	1,691
Accumulated other comprehensive income (loss)	662	(1,265)

Total stockholders’ equity	$174,800	$163,686

Total liabilities and stockholders’ equity	$1,347,042	$1,029,050

See accompanying notes to unaudited consolidated financial statements

COMMUNITY BANKERS TRUST CORPORATION
UNAUDITED CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 and 2008
(dollars and shares in thousands, except per share data)

	March 31, 2009	March 31, 2008

Interest and dividend income
Interest and fees on loans	$11,686	$—
Interest on federal funds sold	14	—
Interest on deposits in other banks	121	—
Interest and dividends on securities Taxable	2,892	405
Nontaxable	757	—

Total interest income	15,470	405

Interest expense
Interest on deposits	6,118	—
Interest on other borrowed funds	347	—

Total interest expense	6,465	—

Net interest income	9,005	405

Provision for loan losses	5,500	—

Net interest income after provision for loan losses	3,505	405

Noninterest income
Service charges on deposit accounts	571	—
Negative goodwill	21,260	—
Loss on securities transactions, net	(48)	—
Gain on sale of other real estate	21	—
Other	295	—

Total noninterest income	22,099	—

Noninterest expense
Salaries and employee benefits	4,426	—
Occupancy expenses	580	—
Equipment expenses	343	—
Legal fees	250	—
Professional fees	700	—
Data processing fees	742	—
Amortization of intangibles	456	—
Other operating expenses	1,891	220

Total noninterest expense	9,388	220

Income before income taxes	16,216	185
Income tax expense	5,282	74

Net income	$10,934	$111
Dividends accrued on preferred stock	218	—
Accretion of discount on preferred stock	43	—

Net income available to common stockholders	$10,673	$111

Net income per share — basic	$0.50	$0.01

Net income per share — diluted	$0.50	$0.01

Weighted average number of shares outstanding
basic	21,468	9,375
diluted	21,478	11,823
See accompanying notes to unaudited consolidated financial statements

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEET
FOR THE THREE MONTHS ENDED MARCH 31, 2009
(dollars in thousands)

	Average	Interest	Average
	Balance	Income/	Rates
	Sheet	Expense	Earned/Paid
ASSETS:
Loans, including fees	$718,104	$11,686	6.51%
Interest bearing bank balances	41,676	121	1.16%
Federal funds sold	16,647	14	0.34%
Securities (taxable)	262,720	2,892	4.40%
Securities (tax exempt)	76,978	757	5.96%

Total earning assets	1,116,125	15,470	5.58%
Allowance for loan losses	(9,110)
Non-earning assets	131,253

Total assets	$1,238,268

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Demand -
Interest bearing	$176,755	$689	1.56%
Savings	48,174	160	1.33%
Time deposits	718,708	5,269	2.93%

Total deposits	943,637	6,118	2.59%

Other borrowed
Federal Funds Purchased	268	—	—
FHLB and Other	45,548	347	3.05%

Total interest-bearing liabilities	989,453	6,465	2.61%
Non-interest bearing deposits	60,101
Other liabilities	23,122

Total liabilities	1,072,676
Stockholders’ equity	165,592

Total liabilities and stockholders’ equity	$1,238,268

Net interest income		$9,005

Net interest spread			2.97%

Net interest margin			3.26%

A net interest margin analysis is not provided for the three months ended March 31, 2008 since there were no operations for the Company or interest-bearing liabilities.